                                                                   EXHIBIT 10.26

                          WATSON PHARMACEUTICALS, INC.

                             KEY EMPLOYEE AGREEMENT

        This Key Employee Agreement ("Agreement") is entered into as of __________, 1999 (the "Effective Date"), by and between ________________________
("Executive") and Watson Pharmaceuticals, Inc. (the "Company"), a Nevada corporation.

        WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

        WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits, including the benefits provided under the Agreement;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

        1. EMPLOYMENT BY THE COMPANY. Subject to terms set forth herein, the Company agrees to employ Executive in the position of _______________ and Executive hereby accepts employment effective as of the Effective Date. In this position, Executive shall perform such duties as are assigned from time to time by the Chief Executive Officer ("CEO") of the Company, consistent with the Bylaws of the Company and as may be required by the Company's Board of Directors (the "Board"). During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company's general employment policies) to the business of the Company. Executive shall abide by the general employment policies and procedures of the Company, except that wherever the terms of this Agreement may differ from or are in conflict with the Company's general employment policies or procedures, this Agreement shall control.

        2.      COMPENSATION.

                2.1 SALARY. For services to be rendered hereunder, Executive shall receive a base salary as set forth in Section 1 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A. Executive will be considered annually for increases in base salary in accordance with Company policy and subject to review and approval by the CEO or the Compensation Committee of the Board, as appropriate.

                2.2 BONUS. Executive shall be eligible to participate in the Company's bonus plan at the executive level throughout the duration of Executive's employment with the Company. The Company shall have the sole discretion to determine whether Executive is entitled to any such bonus and to determine the amount of the bonus. The amount of Executive's bonus may be determined in part based on Executive's performance with respect to certain goals established by the Company and attainment by the Company of its planned financial objectives for the bonus period. Notwithstanding the foregoing, no bonus is guaranteed to Executive. Any bonus is subject



                                       1.
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to the approval of the CEO or the Compensation Committee of the Board, as
appropriate. The Company retains the authority to review, grant, deny or revise any bonus in its sole discretion. To be eligible to receive a bonus, Executive must remain in employment with the Company throughout the entire fiscal year. The target level of such bonus is set forth in Section 2 of Exhibit A attached hereto.

                2.3 STOCK OPTIONS. In addition to any stock options which the Company may have already granted to Executive prior to the Effective Date, subject to approval of the Board or the Compensation Committee of the Board, as appropriate, Executive will receive the stock option grants (if any) set forth in Section 3 of Exhibit A, and such additional grants of stock options as may from time to time be granted, pursuant to the terms and conditions set forth in the applicable stock option agreement and plan documents, copies of which will be made available upon Executive's request. For the purposes of this Agreement, all stock options granted to Executive by the Company prior to the Effective Date, granted hereunder, or granted in the future shall be referred to hereinafter as the "Options."

                2.4 PAID TIME OFF. Executive shall be eligible to accrue paid time off ("PTO") during the term of this Agreement, in accordance with the Company's standard policy regarding PTO and in an amount commensurate with other employees at a level similar to that of the Executive.

                2.5 STANDARD COMPANY BENEFITS. Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits plans (e.g., health and disability insurance, 401(k) retirement plan, etc.) and other benefits and incentives which may be in effect from time to time and provided by the Company to employees at levels similar to the Executive.

        3.      PROPRIETARY INFORMATION AND INVENTIONS.

                Executive agrees to execute and abide by the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit C and made a part hereof by this reference.

        4.      OUTSIDE ACTIVITIES.

                4.1 ACTIVITIES. Except with the prior written consent of the CEO or the Board, as appropriate, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

                4.2 INVESTMENTS AND INTERESTS. During his employment by the Company, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse to or in conflict with the interest of the Company, its business or prospects, financial or otherwise. By way of clarification, nothing contained in this Agreement shall prevent Executive from holding, for investment purposes only, no more than one percent (1%) of the capital stock of any publicly traded company.

                4.3 NON-COMPETITION. During his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director,



                                       2.
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stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by him to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company.

        5.      OTHER AGREEMENTS.

                Executive represents and warrants that his employment by the Company will not conflict with and will not be constrained by any prior agreement or relationship with any third party. Executive represents and warrants that he will not disclose to the Company or use on behalf of the Company any confidential information governed by any agreement with any third party except in accordance with an agreement between the Company and any such third party. During Executive's employment by the Company, Executive may use, in the performance of his duties, all information generally known and used by persons with training and experience comparable to his own and all information which is common knowledge in the industry or otherwise legally in the public domain.

        6.      TERMINATION OF EMPLOYMENT.

                6.1 AT-WILL EMPLOYMENT. Executive's relationship with the Company is at-will. The Company shall have the right to terminate Executive's employment with the Company at any time with or without Cause and with or without notice.

                6.2 TERMINATION BY COMPANY FOR CAUSE. If the Company terminates Executive's employment at any time for Cause, Executive's salary shall cease on the date of termination; and Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

                        (a) DEFINITION OF "CAUSE." For purposes of this Agreement, "Cause" shall mean (i) Executive's conviction of any felony; or, (ii) Executive's gross misconduct, material violation of Company policy, or material breach of Executive's duties to the Company, which Executive fails to correct within thirty (30) days after Executive is given written notice by the CEO or the Board, as appropriate.

                6.3 TERMINATION BY COMPANY WITHOUT CAUSE. If the Company terminates Executive's employment at any time without Cause, Executive shall be entitled to severance benefits as set forth in Section 4.1 of the Compensation and Severance Terms Schedule, attached hereto as Exhibit A.

                6.4 EXECUTIVE'S VOLUNTARY RESIGNATION. Executive may terminate his employment with the Company at any time, with or without Good Reason, and with or without notice. In the event Executive voluntarily terminates his employment other than for Good Reason, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

                6.5 EXECUTIVE'S RESIGNATION FOR GOOD REASON. Executive may resign his employment for Good Reason so long as Executive tenders his resignation to the Company within sixty (60) days after the occurrence of the event which forms the basis for his termination for Good Reason. If Executive terminates his employment for Good Reason, Executive shall be eligible for severance benefits as set forth in Section 4.2 of Exhibit A, attached hereto.



                                       3.
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                        (a)     DEFINITION OF "GOOD REASON." For purposes of
this Agreement, "Good Reason" shall mean any one of the following events which occurs on or after the Effective Date: (i) any reduction of the Executive's then existing annual base salary, except to the extent the annual base salary of all other executive officers of the Company is similarly reduced (provided such reduction does not exceed fifteen percent (15%) of Executive's then existing annual base salary); (ii) any material reduction in the package of benefits and incentives, taken as a whole, provided to the Executive (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would materially and adversely affect the Executive's participation or reduce the Executive's benefits under any such plans, except to the extent that such benefits and incentives of all other executive officers of the Company are similarly reduced; (iii) any diminution of the Executive's duties, responsibilities, authority, reporting structure, titles or offices, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the Executive; (iv) request that the Executive relocate to a work site that would increase the Executive's one-way commute distance by more than thirty-five (35) miles from his then principal residence, unless the Executive accepts such relocation opportunity; (v) any material breach by the Company of its obligations under this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

                6.6 TERMINATION FOR DEATH OR DISABILITY. Executive's employment with the Company will be terminated in the event of Executive's death, or any illness, disability or other incapacity in such a manner that Executive is physically rendered unable regularly to perform his duties hereunder for a period in excess of one hundred eighty (180) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period. The determination regarding whether Executive is physically unable regularly to perform his duties shall be made by the Board. Executive's inability to be physically present on the Company's premises shall not constitute a presumption that Executive is unable to perform such duties. In the event that Executive's employment with the Company is terminated for death or disability as described in this Section 6.6, Executive or Executive's heirs, successors, and assigns shall not receive any compensation or benefits other than payment of accrued salary and PTO and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans.

                6.7     CESSATION. If Executive violates any provision of
Section 8 of this Agreement or the Employee Proprietary Information and Inventions Agreement and Executive fails to correct such violation within ten
(10) days after Executive is given written notice by the CEO or the Board, as appropriate, then any severance payments or other benefits being provided to Executive will cease immediately, and Executive will not be entitled to any further compensation from the Company.

        7.      CHANGE OF CONTROL.

                7.1 DEFINITION. For purposes of this Agreement, Change of Control means the occurrence of any of the following:

                        (a) a sale of assets representing fifty percent (50%) or more of the net book value and of the fair market value of the Company's consolidated assets (in a single transaction or in a series of related transactions);



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                        (b)     a liquidation or dissolution of the Company;

                        (c) a merger or consolidation involving the Company or any subsidiary of the Company after the completion of which: (i) in the case of a merger (other than a triangular merger) or a consolidation involving the Company, the shareholders of the Company immediately prior to the completion of such merger or consolidation beneficially own (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or comparable successor rules), directly or indirectly, outstanding voting securities representing less than sixty percent (60%) of the combined voting power of the surviving entity in such merger or consolidation, and (ii) in the case of a triangular merger involving the Company or a subsidiary of the Company, the shareholders of the Company immediately prior to the completion of such merger beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules), directly or indirectly, outstanding voting securities representing less than sixty percent (60%) of the combined voting power of the surviving entity in such merger and less than sixty percent (60%) of the combined voting power of the parent of the surviving entity in such merger;

                        (d) an acquisition by any person, entity or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act or any comparable successor provisions), other than any employee benefit plan, or related trust, sponsored or maintained by the Company or an affiliate of the Company and other than in a merger or consolidation of the type referred to in clause "(c)" of this sentence, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rules) of outstanding voting securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company (in a single transaction or series of related transactions); or

                        (e) in the event that the individuals who, as of the Effective Date, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. (If the election, or nomination for election by the Company's shareholders, of any new member of the Board is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new member of the Board shall be considered as a member of the Incumbent Board.)

                7.2 TERMINATION AFTER A CHANGE OF CONTROL. In the event Executive's employment with the Company is terminated without Cause, or Executive resigns for Good Reason, within thirteen (13) months following a Change of Control (a "Change of Control Termination"), then Executive shall be eligible for severance benefits as set forth in Section 4.3 of Exhibit A, attached hereto.

                7.3 PARACHUTE PAYMENTS. In the event that the severance, acceleration of stock options and other benefits provided for in this Agreement ("Agreement Benefits"), together with benefits otherwise payable to Executive,
(i) constitute a "parachute payment" within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended or replaced (the "Code"), and (ii) but for this Section 7.3, would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the "Excise Tax"), then Executive's Agreement Benefits shall be either

                        (a)     provided to Executive in full, or



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                        (b)     provided to Executive only as to such lesser
extent that would result in no portion of such Agreement Benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such Agreement Benefits may be taxable under the Excise Tax. If clause (b) above is applicable, then at the option of Executive, Executive and the Company shall enter into a consulting agreement which shall (i) provide the Executive with payments and benefits, payable over the term of the agreement, the present value of which in the aggregate is equal to or greater than the present value (determined by applying a discount rate equal to the interest rate provided in Section 1274(b)(2)(B) of the Code) of the amount of the reduction in Agreement Benefits otherwise payable to Executive, but not in excess of reasonable compensation for the consulting services, (ii) require Executive to make his services available to the Company for no more than thirty (30) hours per month, (iii) have a term of not more than three (3) years (unless Executive consents to a longer period), and (iv) contain appropriate provisions restricting Executive from competition with the Company or being employed by or consulting for a competing business for the duration of the consulting period (provided that Executive's Options remain exercisable in accordance with their terms during the consulting period).

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7.3 shall be made in writing in good faith by the Company's independent public accountants (or independent public accountants selected by the Executive in the event that the independent public accountants of the entity involved in the Change of Control are the same as those of the Company) (the "Accountants"). In the event of a reduction in benefits hereunder, Executive shall be given the choice, subject to approval by the Company, of which benefits to reduce. For purposes of making the calculations required by this Section 7.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this
Section 7.3. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.3.

        8. NONSOLICITATION. While employed by the Company, and for one (1) year following the termination of Executive's employment with the Company, Executive agrees not to solicit, attempt to solicit, induce, or otherwise cause any employee or independent contractor of the Company to terminate his or her employment or contractual relationship in order to become an employee or independent contractor to or for Executive or any other person or entity.

        9. RELEASE. In exchange for the severance compensation and benefits provided under this Agreement to which Executive would not otherwise be entitled, Executive shall enter into and execute a release substantially in the form attached hereto as Exhibit B (the "Release") upon Executive's termination of employment. Unless the Release is executed by Executive and delivered to the Company within twenty-one (21) days (forty-five (45) days in the event of a group termination) after the termination of Executive's employment with the Company, Executive shall not receive any severance benefits provided under this Agreement, acceleration, if any, of Executive's Options as provided in this Agreement shall not apply and Executive's Options in such



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event may be exercised following the date of Executive's termination only to the extent provided under their original terms in accordance with the applicable stock option plan and option agreements.

        10.     GENERAL PROVISIONS.

                10.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon personal delivery (including, personal delivery by facsimile transmission) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by written notice).

                10.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, and such invalid or unenforceable provision shall be reformed, construed and enforced in such jurisdiction so as to render it valid and enforceable consistent with the intent of the parties insofar as possible.

                10.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

                10.4 ENTIRE AGREEMENT. This Agreement, together with the Employee Proprietary Information and Inventions Agreement, constitute the final, complete, and exclusive embodiment of the entire agreement between Executive and the Company regarding the subject matter hereof and supersede any prior agreement, promise, representation, or statement, written or otherwise, between Executive and the Company with regard to this subject matter. This Agreement is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company.

                10.5 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

                10.6 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

                10.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

                10.8 ATTORNEYS' FEES. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys' fees and costs incurred in connection with such action.



                                       7.
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                10.9    ARBITRATION. To provide a mechanism for rapid and
economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Orange County, California and conducted by Judicial Arbitration & Mediation Services/Endispute ("JAMS"), under its then-existing Rules and Procedures. Nothing in this Section 10.9 or in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

                10.10 REMEDIES. Executive's duties under Section 8 and the Employee Proprietary Information and Inventions Agreement shall survive termination of Executive's employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of the provisions of these sections and the Employee Proprietary Information and Inventions Agreement would be inadequate, and that such a breach would cause irreparable harm to the Company; and Executive therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

                10.11 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date above written.


WATSON PHARMACEUTICALS, INC.

By:
   -------------------------------------
   Name:
   Title:

EXECUTIVE:


   -------------------------------------
   Name:


                                       8.
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                                    EXHIBIT A

                    COMPENSATION AND SEVERANCE TERMS SCHEDULE

1.      BASE SALARY

        For services to be rendered under this Agreement, Executive shall receive an initial base salary at an annualized rate of $_____________, payable in accordance with the Company's standard payroll practices, and subject to increases as set forth in the Agreement.

2.      BONUS

        Executive's annual bonus, if granted, shall be at a target level of __% of Executive's then current salary.

3.      STOCK OPTIONS

        As of the Effective Date, Executive has outstanding option(s) to purchase the number of shares of Company common stock as indicated on Attachment A to this Exhibit A.

4.      SEVERANCE BENEFITS

        4.1 TERMINATION BY COMPANY WITHOUT CAUSE. If the Company terminates Executive's employment at any time without Cause, the Company shall provide to Executive, within thirty (30) days after the Effective Date of the Release attached hereto as Exhibit B (as "Effective Date" is defined in the Release), as the only severance compensation and benefits, a lump sum severance payment, subject to standard withholdings or deductions, in an amount equal to the sum of: (a) two times twelve (12) months of Executive's then base salary; (b) two times Executive's bonus to be earned for the year in which the termination occurs or two times the bonus amount paid to Executive in the prior year, whichever is greater; and (c) Executive's prorated bonus (based on Executive's target bonus amount) for the year in which the termination occurs. In addition, the Company will provide Executive with continued group health insurance benefits (medical, dental and vision) for Executive and Executive's eligible dependents for a period of up to eighteen (18) months under COBRA, and if Executive is not covered under the Company's group health insurance plan at the end of eighteen (18) months, the Company shall use its best efforts to provide Executive and Executive's eligible dependents with comparable health insurance coverage for an additional period of up to six (6) months, but the Company shall not be obligated to pay more than one hundred fifty percent (150%) of the cost of COBRA coverage for such comparable coverage; provided, however, that in any event the Company's obligation to provide any health benefits pursuant to this sentence ends when Executive becomes eligible for health insurance with a new employer (and Executive agrees to promptly notify the Company in writing of any such event of eligibility).

        4.2 EXECUTIVE'S RESIGNATION FOR GOOD REASON. If Executive terminates his employment with the Company for Good Reason, the Company shall provide to Executive, as the only severance compensation and benefits, the same severance compensation and benefits provided in Section 4.1 hereof.



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        4.3     CHANGE OF CONTROL TERMINATION. In the event of a Change of
Control Termination, the Company shall provide to Executive, as the only compensation and benefits, (a) the same severance compensation and benefits provided in Section 4.1 hereof and, (b) any unvested Options held by Executive shall have their vesting accelerated in full so as to become one hundred percent (100%) vested and immediately exercisable in full as of the date of such termination.



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                                    EXHIBIT B

                                RELEASE AGREEMENT

I understand that my position with Watson Pharmaceuticals, Inc. (the "Company") terminated effective _______________ (the "Separation Date"). The Company has agreed that if I choose to sign this Release, the Company will, within thirty
(30) days after the Effective Date of this Release, pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Key Employee Agreement (the "Agreement") entered into as of ______________, 1999, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release. I further understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and paid time off through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby release the Company and its officers, directors, agents, attorneys, employees, shareholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys' fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to the date I sign this Release. This general release includes, but is not limited to: all federal and state statutory and common law claims, claims related to my employment or the termination of my employment or related to breach of contract, tort, wrongful termination, discrimination, harassment, defamation, fraud, wages or benefits, or claims for any form of equity or compensation. Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities and costs of defense (including without limitation reasonable attorneys' fees) arising from my actions within the course and scope of my employment with the Company.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"). I also acknowledge that the consideration given for the waiver in the above paragraph is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that: (a) my waiver and release do not apply to any claims that may arise after my signing of this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days (forty-five (45) days in the event of a group termination) within which to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this release to revoke the Release; and (e) this Release will not be effective until the eighth day after this Release has been signed both by me and by the Company ("Effective Date").

Agreed:


-----------------------------------     ----------------------------------------
        Date                            [EMPLOYEE]

                                    EXHIBIT C

                          WATSON PHARMACEUTICALS, INC.

                        EMPLOYEE PROPRIETARY INFORMATION
                             AND INVENTION AGREEMENT

        In consideration of my employment or continued employment by WATSON PHARMACEUTICALS, INC. or one of its subsidiaries (collectively, the "COMPANY"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.      NONDISCLOSURE.

        1.1 RECOGNITION OF COMPANY'S RIGHTS; NONDISCLOSURE. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except for such disclosure, use or publication as may be required in connection with my work for the Company, or unless the Chief Executive Officer or General Counsel of the Company expressly authorizes such disclosure, use or publication in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

        1.2 PROPRIETARY INFORMATION. The term "PROPRIETARY INFORMATION" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its affiliated entities. By way of illustration but not limitation, "PROPRIETARY INFORMATION" includes (a) information regarding compositions of matter, compounds, formulations, devices, machines, manufacture, diseases, therapeutic indications, mechanisms, processes, formulas, data, programs, manuals, protocols, other works of authorship, know-how and improvements, and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and
(c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

        1.3 THIRD PARTY INFORMATION. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("THIRD PARTY INFORMATION") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized in writing by the Chief Executive Officer or General Counsel of the Company.

        1.4 NO IMPROPER USE OF INFORMATION OF PRIOR EMPLOYERS AND OTHERS. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.      ASSIGNMENT OF INVENTIONS.

        2.1 INVENTIONS. The term "INVENTIONS" shall mean any and all inventions, discoveries, designs, improvements, and ideas, whether patentable or not, and copyrightable material. By way of illustration but not limitation, "Inventions" include processes, machines, manufactures, compositions of matter, organisms, molecules, cells, tissues, compounds, reagents, ingredients, metabolites, precursors, intermediates, formulations, devices, diagnostics, therapeutics, formulas, data, data compilations, programs, manuals, protocols, and other works of authorship.

        2.2 PROPRIETARY RIGHTS. The term "PROPRIETARY RIGHTS" shall mean all trade secret, patent, trademark, service mark, tradename, domain name, copyright, and other intellectual property rights throughout the world.

        2.3 PRIOR INVENTIONS. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "PRIOR INVENTIONS"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached or completed, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, improve, use, sell, offer to sell, import and export such Prior Invention. I agree not to incorporate into any Company product any Prior Invention that I do not own or with respect to which I do not have the right to grant such a nonexclusive license to the Company. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.



                                       2.

        2.4 ASSIGNMENT OF INVENTIONS. Subject to Sections 2.5 and 2.7, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first conceived, reduced to practice or fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "COMPANY INVENTIONS."

        2.5 NONASSIGNABLE INVENTIONS. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "SECTION 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

        2.6 OBLIGATION TO KEEP COMPANY INFORMED. During the period of my employment and for twelve (12) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others that relate to the Company's field of business or to the work I performed for the Company during my employment ("Related Subsequent Inventions"). In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment that claim or disclose Related Subsequent Inventions. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of
Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

        2.7 GOVERNMENT OR THIRD PARTY. I also agree to assign all my right, title and interest in and to any particular Invention to a third party, including without limitation the United States, as directed by the Company.

        2.8 WORKS FOR HIRE. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

        2.9 ENFORCEMENT OF PROPRIETARY RIGHTS. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its



                                       3.

designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

        In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

        3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment by the Company, which records shall be available to and remain the sole property of the Company at all times.

        4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

        5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

        6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, samples, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, desks, lockers, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing the Company's termination interview process and will sign the Company's termination statement if so requested.

        7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary



                                       4.

Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

        8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

        9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

        GENERAL PROVISIONS.

        9.1 GOVERNING LAW; CONSENT TO PERSONAL JURISDICTION. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Riverside County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

        9.2 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

        9.3 SUCCESSORS AND ASSIGNS. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

        9.4 SURVIVAL. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

        9.5 EMPLOYMENT. I agree and understand that the Company is an "at will" employer and that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

        9.6 WAIVER. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under



                                       5.

this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

        9.7 ENTIRE AGREEMENT. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

        This Agreement shall be effective as of the first day of my employment with the Company.

        I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.


Dated:
      ----------------------------------

SIGNATURE:
          ------------------------------

EMPLOYEE NAME:
              --------------------------
                    (TYPE OR PRINT)

ACCEPTED AND AGREED:

WATSON PHARMACEUTICALS, INC.

By:
   -------------------------------------

Title:
      ----------------------------------



                                       6.